Filed Pursuant to Rule 424(b)(7)
Registration No. 333-207470

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 16, 2015)

HC2 HOLDINGS, INC.

1,208,395 Shares of Common Stock

This prospectus supplement supplements our prospectus dated October 16, 2015, as amended and supplemented by our prospectus supplement dated January 13, 2016, and relates to the possible resale of up to 1,208,395 shares in the aggregate of our common stock, par value $0.001 per share, by the selling securityholders identified in this prospectus supplement. We will not receive any of the proceeds from the shares of common stock sold by the selling securityholders.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supplements information contained in the prospectus.
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INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THE PROSPECTUS DATED OCTOBER 16, 2015, AS AMENDED AND SUPPLEMENTED, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 31, 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Securityholders” in our prospectus dated October 16, 2015, as amended and supplemented by our prospectus supplement dated January 13, 2016. Capitalized terms that are not defined in this prospectus supplement are defined in the prospectus.

SELLING SECURITYHOLDERS

The table below sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2016 by certain selling securityholders. The selling securityholders may sell all, some or none of the existing shares of common stock they hold, and therefore we cannot estimate at this time the aggregate number of shares the selling securityholders identified below may offer pursuant to future prospectus supplements or the aggregate number of shares of common stock the selling securityholders may own after completion of any such offering.

The percentages in the table below reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 35,234,911 shares of our common stock outstanding as of March 31, 2016.

Information in the table below, with respect to beneficial ownership, has been furnished by the selling securityholders. The selling securityholders originally acquired the common stock of the Company they hold and that are included in this prospectus pursuant to a private transaction in 2015 conducted according to exemptions from the Securities Act. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

Name of Selling Securityholder	Total Common Stock Beneficially Owned Prior to Resale of the Common Stock by Selling Securityholder (1)		Total Common Stock Beneficially Owned After Resale of the Common Stock by the Selling Securityholder
	Number	Percent	Number	Percent
Jefferies LLC (2)	3,524,974	10.00%	*	*

(1)	Includes existing shares of common stock held or beneficially owned by the selling securityholders as reported on their most recent Schedule 13D,13G or Form 13F filed with the Securities and Exchange Commission or otherwise reported to the Company by the selling securityholders.
(2)	Jefferies LLC is a subsidiary of Leucadia National Corp. (NYSE: LUK), a widely held public company. Consists of 3,524,974 shares held by Jefferies LLC, a Delaware limited liability company. Jefferies LLC is a registered broker-dealer. Jefferies LLC has represented that it acquired the securities in the ordinary course of business for investment purposes and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
*	These figures cannot be estimated at this time.